Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2020 Results

-	Reported Second Quarter 2020 Operating Income of $6.3 million and Net Income of $5.2 million compared to Operating Income of $13.9 million and Net Income of $6.4 million for the Second Quarter 2019
-

Generated Second Quarter 2020 Adjusted EBITDA of $27.7 million and Distributable Cash Flow of $26.0 million compared to Second Quarter 2019 Adjusted EBITDA of $27.7 million and Distributable Cash Flow of $22.3 million

-	Reported Second Quarter 2020 Gross Profit for the Wholesale Segment of $40.7 million compared to $33.4 million of Gross Profit for the Second Quarter 2019
-	Reported Second Quarter 2020 Gross Profit for the Retail Segment of $15.9 million compared to $8.1 million of Gross Profit for the Second Quarter 2019
-	Distributed 260.2 million wholesale fuel gallons during the Second Quarter 2020 at an average wholesale fuel margin per gallon of 10.8 cents
-

The Distribution Coverage Ratio for the current quarter was 1.31 times compared to 1.24 times for the comparable period of 2019. The Distribution Coverage Ratio was 1.21 times for the trailing twelve months ended June 30, 2020, as compared to 1.06 times for the trailing twelve months ended June 30, 2019

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter 2020

Allentown, PA August 6, 2020 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2020.

“Our operating results in the second quarter demonstrate the resiliency of our business model and validate the strategic actions we have executed.  Despite the challenging environment, we generated superior results to the prior year and improved the strategic and financial position of the Partnership,” said Charles Nifong, CEO and President of CrossAmerica. “We continued to execute our plan during the quarter, closing on the retail acquisition, two separate asset exchanges, and continuing select single site divestitures, all while dealing with the challenges of COVID 19. Our results are a testament to the character and strength of our people, and I thank them for all their efforts during these difficult times.”

Second Quarter Results

Consolidated Results

Operating income was $6.3 million for the second quarter 2020 compared to $13.9 million achieved in the second quarter 2019. Net income was $5.2 million or $0.14 per diluted common unit for the second quarter 2020, compared to Net income of $6.4 million or $0.18 per diluted common unit for the same period in 2019. Adjusted EBITDA was $27.7 million for the second quarter 2020, flat when compared to $27.7 million for the same period in 2019. The declines in both Operating and Net income were primarily driven by a $10.9 million loss on lease terminations in connection with the April 2020 acquisition of retail and wholesale assets and the overall impact from the COVID-19 Pandemic. These unfavorable drivers were partially offset by the positive impact from all the transactions completed over the past year as well as $6.1 million in gains related to the properties sold in the asset exchanges with Circle K.

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the second quarter 2020, CrossAmerica’s Wholesale segment generated $40.7 million in gross profit compared to $33.4 million in gross profit for the second quarter 2019, representing an increase of 22%. The Partnership distributed, on a wholesale basis, 260.2 million gallons of motor fuel at an average wholesale gross profit of $0.108 per gallon, resulting in motor fuel gross profit of $28.2 million. For the three-month period ended June 30, 2019, CrossAmerica distributed, on a wholesale basis, 258.6 million gallons of fuel at an average wholesale gross profit of $0.074 per gallon, resulting in motor fuel gross profit of $19.0 million. The 48% increase in motor fuel gross profit was primarily due to a 46% increase in fuel margin per gallon. The main drivers of the increase were dealer tank wagon (DTW) margins resulting from the decrease in crude oil prices during the quarter and an increase in DTW volume. With the recent acquisition of retail and wholesale assets, the percentage of variable-priced/DTW business has increased from 17% for the first quarter 2020 to 28% for the second quarter 2020. In addition, the asset exchanges with Circle K, the CST Fuel Supply Exchange and the acquisition of retail and wholesale assets generated incremental fuel gross profit, partially offset by the loss of volume driven by the COVID-19 Pandemic and lower terms discounts as a result of lower crude prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil during the second quarter 2020 was $27.96 per barrel, a 53% decrease, as compared to the average daily spot price of $59.88 per barrel during the same period in 2019.

CrossAmerica’s gross profit from Rent for the Wholesale segment was $12.3 million for the second quarter 2020 compared to $13.6 million for the second quarter 2019, representing a decrease of 10%. The decrease in Rent was primarily driven by terminating leases in connection with the acquisition of retail and wholesale assets and $0.5 million in short-term concessions stemming from the COVID-19 Pandemic, partially offset by the impact of the conversion of 46 company operated sites to dealer operated sites in the third quarter 2019 and the CST Fuel Supply Exchange.

Operating expenses increased $2.1 million or 28% primarily as a result of a $0.8 million increase in management fees driven by the increase in headcount primarily related to the April 2020 acquisition of retail and wholesale assets and a general increase in operating expenses driven by the increase in the number of controlled sites due to the asset exchanges with Circle K and the CST Fuel Supply Exchange.

Operating income for the Wholesale segment was $31.2 million for the second quarter 2020 compared to $29.7 million for the same period in 2019. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit.

Retail Segment

For the second quarter 2020, the Retail Segment reported motor fuel gross profit of $3.3 million. For the same period in 2019, CrossAmerica generated motor fuel gross profit of $1.9 million. The $1.4 million or 73% increase in motor fuel gross profit is attributable to a 38% increase in volume driven by the increase in company operated and commission sites as a result of the April 2020 acquisition of retail and wholesale assets and the March 2020 CST Fuel Supply Exchange, partially offset by the divestiture of 17 company operated sites in May 2019 in connection with the first tranche of the asset exchange with Circle K, the conversion of 46 company operated sites to dealer operated sites in the third quarter of 2019 and the impact of the COVID-19 Pandemic. In addition, CrossAmerica realized a 27% higher average margin per gallon as the higher retail fuel margins at its company operated sites comprised a larger percentage of the overall retail fuel margins in 2020 as compared to 2019.

The merchandise gross profit increased $5.3 million or 127%, rent gross profit increased $0.5 million or 32% and operating expenses increased $8.8 million or 129% due to the factors listed above.

Operating income for the Retail segment was $0.3 million for the second quarter 2020 compared to $1.3 million for the second quarter 2019, primarily as a result of changes in operations noted above.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $26.0 million for the three-month period ended June 30, 2020, compared to $22.3 million for the same period in 2019. The 17% increase in Distributable Cash Flow was primarily due to the increase in operating income in the Wholesale Segment and decreases in cash interest and current tax expense. The Distribution Coverage Ratio for the current quarter was 1.31 times compared to 1.24 times for the second quarter 2019. The Distribution Coverage Ratio was 1.21 times for the trailing twelve months ended June 30, 2020, as compared to 1.06 times for the trailing twelve months ended June 30, 2019 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Liquidity and Capital Resources

As of July 31, 2020, after taking into consideration debt covenant restrictions, approximately $197.8 million was available for future borrowings under the Partnership’s revolving credit facility, an increase of $105.8 million and $34.2 million, respectively, in availability compared to December 31, 2019 and March 31, 2020. As of June 30, 2020, CrossAmerica had $503.7 million outstanding under its revolving credit facility. Leverage, as defined under CrossAmerica’s credit facility, was 3.96 times as of June 30, 2020, compared to 4.19 times as of March 31, 2020.

Distributions

On July 23, 2020, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter 2020. As previously announced, the distribution will be paid on August 11, 2020 to all unitholders of record as of August 4, 2020. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Completion of Retail and Wholesale Acquisition

On April 14, 2020, CrossAmerica completed its previously announced acquisition of the retail operations at 169 sites, wholesale fuel distribution to 110 sites, including 53 third-party wholesale dealer contracts, and leasehold interests in 62 sites.

The Asset Purchase Agreement provided for an aggregate consideration of $36 million, exclusive of inventory and in-store cash, with approximately $21 million paid in cash and 842,891 newly-issued common units valued at $15 million and calculated based on the volume weighted average trading price of $17.80 per common unit for the 20-day period ended on January 8, 2020, five business days prior to the announcement of the transaction. The 842,891 common units were issued to entities controlled by Joseph V. Topper, Jr. The cash portion of the purchase price was financed with borrowings under CrossAmerica’s credit facility.

Asset Exchange Transactions with Circle K

On December 17, 2018, CrossAmerica and Circle K announced an agreement to exchange assets in a series of transactions. During the second quarter of 2020, the two entities completed two different asset exchanges that are outlined below:

•

On April 7, 2020, the fourth exchange was completed and entailed Circle K transferring to the Partnership 13 (11 fee; 2 leased) U.S. company-operated convenience and fuel retail stores having an aggregate value of approximately $13.1 million, and the Partnership transferred to Circle K the real property for seven of the master lease properties having an aggregate value of approximately $12.8 million.

•

On May 5, 2020, a fifth exchange between the two parties closed. In the fifth asset exchange, Circle K transferred to the Partnership 29 (22 fee; 7 leased) U.S. company-operated convenience and fuel retail stores having an aggregate value of approximately $31.5 million, and the Partnership transferred to Circle K the real property for 13 of the master lease properties having an aggregate value of approximately $31.7 million.

Under the agreement, there are 23 Circle K properties and four CrossAmerica properties remaining to be exchanged. It is anticipated that the exchange will be completed in the second half of 2020.

Divestment of Assets

During the second quarter 2020, CrossAmerica, as part of its ongoing real estate rationalization effort, divested a total of seven properties, and received $4.4 million in connection with these sales.

Conference Call

The Partnership will host a conference call on August 7, 2020 at 9:00 a.m. Eastern Time to discuss second quarter 2020 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 7265208#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,185	$1,780
Accounts receivable, net of allowances of $1,181 and $557, respectively	35,743	38,051
Accounts receivable from related parties	3,322	4,299
Inventory	19,606	6,230
Assets held for sale	12,139	13,231
Other current assets	9,020	5,795
Total current assets	82,015	69,386
Property and equipment, net	572,471	565,916
Right-of-use assets, net	163,360	120,767
Intangible assets, net	95,523	44,996
Goodwill	88,764	88,764
Other assets	19,527	21,318
Total assets	$1,021,660	$911,147

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,540	$2,471
Current portion of operating lease obligations	30,808	23,485
Accounts payable	67,893	57,392
Accounts payable to related parties	8,242	431
Accrued expenses and other current liabilities	19,597	16,382
Motor fuel and sales taxes payable	25,579	12,475
Total current liabilities	154,659	112,636
Debt and finance lease obligations, less current portion	518,614	534,859
Operating lease obligations, less current portion	137,893	100,057
Deferred tax liabilities, net	16,394	19,369
Asset retirement obligations	40,079	35,589
Other long-term liabilities	35,507	30,240
Total liabilities	903,146	832,750

Commitments and contingencies

Equity:
Common units—(37,866,005 and 34,494,441 units issued and outstanding at June 30, 2020 and December 31, 2019, respectively)	121,732	78,397
Accumulated other comprehensive loss	(3,218)	—
Total equity	118,514	78,397
Total liabilities and equity	$1,021,660	$911,147

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating revenues(a)	$398,402	$605,528	$790,097	$1,077,314
Costs of sales(b)	340,754	564,158	696,720	998,867
Gross profit	57,648	41,370	93,377	78,447

Income from CST Fuel Supply equity interests	—	3,734	3,202	7,160
Operating expenses:
Operating expenses	25,097	14,210	35,820	29,563
General and administrative expenses	5,597	4,109	10,077	8,527
Depreciation, amortization and accretion expense	16,050	12,496	33,277	25,557
Total operating expenses	46,744	30,815	79,174	63,647
(Loss) gain on dispositions and lease terminations, net	(4,575)	(369)	66,356	(428)
Operating income	6,329	13,920	83,761	21,532
Other income, net	78	98	215	184
Interest expense	(4,121)	(7,236)	(9,661)	(14,573)
Income before income taxes	2,286	6,782	74,315	7,143
Income tax (benefit) expense	(2,944)	341	(2,976)	490
Net income	5,230	6,441	77,291	6,653
IDR distributions	—	(133)	(133)	(266)
Net income available to limited partners	$5,230	$6,308	$77,158	$6,387

Basic and diluted earnings per common unit	$0.14	$0.18	$2.09	$0.19

Weighted-average limited partner units:
Basic common units	37,736,329	34,444,180	36,865,651	34,444,147
Diluted common units	37,738,150	34,461,024	36,867,495	34,461,470

Supplemental information:
(a) Includes excise taxes of:	$33,770	$19,906	$48,707	$40,350
(a) Includes rent income of:	20,424	21,960	43,112	43,598
(b) Includes rent expense of:	6,132	6,813	13,052	13,472

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$77,291	$6,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	33,277	25,557
Amortization of deferred financing costs	521	545
Credit loss expense	627	49
Deferred income taxes	(3,063)	1,718
Equity-based employee and director compensation expense	48	326
(Gain) loss on dispositions and lease terminations, net	(74,189)	428
Changes in operating assets and liabilities, net of acquisitions	27,131	(1,106)
Net cash provided by operating activities	61,643	34,170

Cash flows from investing activities:
Principal payments received on notes receivable	172	692
Proceeds from Circle K in connection with CST Fuel Supply Exchange	16,396	2,757
Proceeds from sale of property and equipment	9,954	902
Capital expenditures	(10,760)	(10,710)
Cash paid in connection with acquisitions, net of cash acquired	(22,342)	—
Net cash used in investing activities	(6,580)	(6,359)

Cash flows from financing activities:
Borrowings under the revolving credit facility	63,201	46,634
Repayments on the revolving credit facility	(78,527)	(34,334)
Payments of long-term debt and finance lease obligations	(1,207)	(1,124)
Payment of deferred financing costs	—	(3,441)
Distributions paid on distribution equivalent rights	(2)	(31)
Distributions paid to holders of the IDRs	(133)	(266)
Distributions paid on common units	(37,990)	(36,167)
Net cash used in financing activities	(54,658)	(28,729)
Net increase (decrease) in cash and cash equivalents	405	(918)
Cash and cash equivalents at beginning of period	1,780	3,191
Cash and cash equivalents at end of period	$2,185	$2,273

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gross profit:
Motor fuel–third party	$12,177	$11,343	$25,217	$19,411
Motor fuel–intersegment and related party	15,989	7,691	22,842	14,393
Motor fuel gross profit	28,166	19,034	48,059	33,804
Rent gross profit	12,262	13,608	26,391	27,199
Other revenues	300	710	1,415	1,329
Total gross profit	40,728	33,352	75,865	62,332
Income from CST Fuel Supply equity interests(a)	—	3,734	3,202	7,160
Operating expenses	(9,509)	(7,407)	(18,583)	(15,525)
Operating income(b)	$31,219	$29,679	$60,484	$53,967
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	712	364	712	364
Lessee dealers(e)	677	571	677	571
Total motor fuel distribution–third party sites	1,389	935	1,389	935
Motor fuel–intersegment and related party
DMS (related party)(f)	—	73	—	73
Circle K(g)	5	37	5	37
Commission agents (Retail segment)(h)	212	170	212	170
Company operated retail sites (Retail segment)(i)	150	46	150	46
Total motor fuel distribution–intersegment and related party sites	367	326	367	326
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,365	899	1,207	881
Motor fuel-intersegment and related party distribution	360	343	309	353
Total motor fuel distribution sites	1,725	1,242	1,516	1,234
Volume of gallons distributed (in thousands)
Third party	192,927	174,400	370,424	325,797
Intersegment and related party	67,319	84,202	110,467	164,038
Total volume of gallons distributed	260,246	258,602	480,891	489,835

Wholesale margin per gallon	$0.108	$0.074	$0.100	$0.069

(a)	Represents income from CrossAmerica’s equity interest in CST Fuel Supply.
(b)

Please see the reconciliation of the segment’s operating income to Adjusted EBITDA and related reconciliation of Adjusted EBITDA to net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”

(c)	In addition, as of June 30, 2020 and 2019, CrossAmerica distributed motor fuel to 13 sub-wholesalers who distributed to additional sites.
(d)

The increase in the independent dealer site count was primarily attributable to the 288 independent dealer contracts acquired in the CST Fuel Supply Exchange, the asset exchange with Circle K which resulted in 26 Circle K sites being converted to independent dealers, and the acquisition of retail and wholesale assets in which CrossAmerica acquired 31 independent dealer contracts.

(e)

The increase in the lessee dealer site count was primarily attributable to the 107 lessee dealer sites acquired in the asset exchanges with Circle K, the conversion of 46 company operated sites to dealer operated sites, the 18 lessee dealer sites acquired in the CST Fuel Supply Exchange and converting sites operated by DMS to lessee dealer sites, partially offset by the acquisition of retail and wholesale assets that resulted in the termination of leases at 48 lessee dealer sites and the real estate rationalization effort.

(f)

The decrease in the DMS site count was primarily attributable to the acquisition of retail and wholesale assets that resulted in the termination of 54 leases with DMS and conversion of DMS sites to lessee dealer sites.

(g)	The decrease in the Circle K site count was primarily attributable to the asset exchange with Circle K, which resulted in 26 Circle K sites being converted to independent dealer sites.
(h)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(i)

The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets, partially offset by the conversion of 46 company operated sites to dealer operated sites in the third quarter of 2019.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gross profit:
Motor fuel	$3,284	$1,893	$3,689	$3,437
Merchandise(a)	9,384	4,132	9,384	8,205
Rent	2,030	1,539	3,669	2,927
Other revenue(a)	1,221	538	1,221	1,376
Total gross profit	15,919	8,102	17,963	15,945
Operating expenses	(15,588)	(6,803)	(17,237)	(14,038)
Operating income(b)	$331	$1,299	$726	$1,907

Retail sites (end of period):
Commission agents(c)	212	170	212	170
Company operated retail sites(d)	150	46	150	46
Total system sites at the end of the period	362	216	362	216

Total system operating statistics:
Average retail fuel sites during the period	337	225	254	230
Motor fuel sales (gallons per site per day)	2,057	2,239	1,993	2,148
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.052	$0.041	$0.040	$0.038

Commission agents statistics:
Average retail fuel sites during the period	210	170	190	171
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.016	$0.015	$0.015	$0.016

Company operated retail site statistics:
Average retail fuel sites during the period	128	55	64	59
Motor fuel gross profit per gallon, net of credit card fees	$0.096	$0.112	$0.096	$0.095
Merchandise gross profit percentage, net of credit card fees(a)	25.4%	21.6%	25.4%	21.4%

(a)

CrossAmerica reclassified revenues related to certain ancillary items such as car wash revenue, lottery commissions and ATM commissions from merchandise margin to other revenues to conform to the current year presentation, which amounted to $0.5 million and $1.4 million for the three and six months ended June 30, 2019, respectively. This reclassification also impacted the merchandise gross profit percentages reported for the 2019 periods.

(b)

Please see the reconciliation of CrossAmerica’s segment’s operating income to Adjusted EBITDA and related reconciliation of Adjusted EBITDA to net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.

(c)	The increase in the commission site count was primarily attributable to the 37 commission sites acquired in the CST Fuel Supply Exchange.
(d)

The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets, partially offset by the conversion of 46 company operated sites to dealer operated sites in the third quarter of 2019.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income available to limited partners	$5,230	$6,308	$77,158	$6,387
Interest expense	4,121	7,236	9,661	14,573
Income tax (benefit) expense	(2,944)	341	(2,976)	490
Depreciation, amortization and accretion expense	16,050	12,496	33,277	25,557
EBITDA	22,457	26,381	117,120	47,007
Equity-based employee and director compensation expense	17	124	48	326
Loss (gain) on dispositions and lease terminations, net(a)	4,575	369	(66,356)	428
Acquisition-related costs(b)	672	847	2,193	1,405
Adjusted EBITDA	27,721	27,721	53,005	49,166
Cash interest expense	(3,861)	(6,981)	(9,140)	(14,028)
Sustaining capital expenditures(c)	(407)	(437)	(1,047)	(763)
Current income tax benefit(d)	2,594	2,043	3,668	1,228
Distributable Cash Flow	$26,047	$22,346	$46,486	$35,603
Weighted-average diluted common units	37,738	34,461	36,867	34,461
Distributions paid per limited partner unit(e)	$0.5250	$0.5250	$1.0500	$1.0500
Distribution Coverage Ratio(f)	1.31x	1.24x	1.20x	0.98x

(a)

During the three months ended June 30, 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million. During the six months ended June 30, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. In addition, the Partnership also recorded gains on the sale of CAPL properties in connection with the asset exchange with Circle K of $6.1 million and $7.9 million for the three and six months ended June 30, 2020, respectively.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)	Excludes current income tax incurred on the sale of sites.
(e)

On July 23, 2020, the Board approved a quarterly distribution of $0.5250 per unit attributable to the second quarter of 2020. The distribution is payable on August 11, 2020 to all unitholders of record on August 4, 2020.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment operating income to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating income - Wholesale segment	$31,219	$29,679	$60,484	$53,967
Operating income - Retail segment	331	1,299	726	1,907
Operating income - Total segment	$31,550	$30,978	$61,210	$55,874
Reconciling items:
Elimination of intersegment profit in ending inventory balance	1,001	(84)	(451)	170
General and administrative expenses	(5,597)	(4,109)	(10,077)	(8,527)
Other income, net	78	98	215	184
Equity-based employee and director compensation expense	17	124	48	326
Acquisition-related costs	672	847	2,193	1,405
IDR distributions	—	(133)	(133)	(266)
Consolidated Adjusted EBITDA	$27,721	$27,721	$53,005	$49,166

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,800 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.